Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated November 25, 2019 relating to the financial statements of Woodward, Inc. and the effectiveness of Woodward, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Woodward, Inc. for the year ended September 30, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

February 27, 2020